DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
                   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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
                                                     FOR THE                 FOR THE
                                                   YEAR ENDED              YEAR ENDED
                                                  JUNE 30, 1998           JUNE 30, 1997
Net income                                                   $13,098                 $12,316
                                                             =======                 =======
Weighted average common shares outstanding
  for basic earnings per share                                11,001                  12,897
                                                             =======                 =======
Basic Earnings Per Share                                       $1.19                   $0.95
                                                             =======                 =======
Weighted average common shares outstanding
   for basic earnings per share                               11,001                  12,897

Unvested shares of Recognition and Retention
   Plan                                                          517                      36
Common stock equivalents due to dilutive
   effect of stock options                                       523                      47
                                                        ------------            ------------
Total weighted average common shares and
   common share equivalents for diluted
   earnings per shares                                        12,041                  12,980
                                                        ============            ============
Diluted earnings per common share and common
   share equivalents                                           $1.09                   $0.95
                                                        ============            ============
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